Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ACQUIRES THE HOTEL REX IN SAN FRANCISCO

BETHESDA, MD – November 13, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it acquired the fee simple interest in Hotel Rex (the “Hotel”) for $29.5 million. The full-service boutique hotel is located in the Union Square district of San Francisco, California and is managed by Joie de Vivre Hospitality, LLC.

“We are excited to be announcing our first acquisition in San Francisco at an attractive initial yield and a significant discount to replacement cost. With no supply on the horizon, we believe San Francisco can achieve several years of outsized growth. This acquisition, combined with the recent disposition of the Westin Atlanta, continues the Company’s strategy of disposing of non-core hotels and reallocating proceeds into faster growing markets at comparable or better returns,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

San Francisco is one of the most desirable hotel markets in the world due to the confluence of corporate, leisure and group demand. Continued strong growth is anticipated since there is a strong convention calendar, a diverse base of both emerging and established companies, and no new supply. Year-to-date through October 2012, the city has exhibited strong performance with RevPAR growth of approximately 14.0%. With a diverse base of demand generators, lack of new hotel supply and upcoming highly anticipated events such as The America’s Cup, the city’s lodging market will continue to see significant gains in operating performance over the next few years. The Urban Land Institute recently made San Francisco its top-ranked city in its 2013 Real Estate Forecast.

The 94-room Hotel Rex is located in the Union Square district, one block from the famed Union Square. Leisure and business guests enjoy the Hotel’s convenient location close to the city’s leading retail, dining and entertainment venues as well business demand generators including the Moscone Center, the Financial District and the burgeoning hub of the technology sector in the South of Market (SoMa) District. Guests enjoy a location less than one block from San Francisco’s Powell Street Cable Car line, which provides convenient access to the city’s key attractions including Fisherman’s Wharf, Nob Hill and Chinatown.

Originally built in 1907, the Hotel opened as the Hotel Rex in 1996 featuring 94 rooms, including 2 suites, with modern amenities and is themed after the San Francisco art and literary salons of the 1920-30’s. The Hotel features distinctive period furnishings, rich and playful color schemes, shelves of antique books in the lobby and an impressive artwork collection. The lobby lounge hosts a variety of events including the evening wine hour, various literary events and live jazz on Friday evenings. Guests enjoy high quality finishes and accommodations, more than 1,700 square feet of meeting and event space, a restaurant and bar and a business center.

The Hotel is forecasted to achieve 2012 revenue per available room ("RevPAR") of over $150, an increase of 20% over the prior year. With occupancy exceeding 85 percent, the Hotel continues to be successful in moving up room rates. Earnings before interest expense, taxes, depreciation and amortization (" EBITDA") in 2012 is projected to be $2.15 million. The EBITDA for the Company’s ownership period in 2012 is expected to be approximately $200,000.

For 2013, we anticipate that the Hotel will continue to benefit from strong demand in San Francisco for leisure (40% of revenues), group (15% of revenues) and business transient guests (45% of revenues), with RevPAR increases of over 10%. Budgeted EBITDA for 2013 of $2.45 million would be even greater but for increases to property taxes as a result of the transaction.

The Company intends for the Hotel to continue operating as an independent boutique property and Company is reviewing several upside opportunities. In particular, the Company is evaluating strategic capital investments in the guestrooms which would enable the Hotel to generate additional ADR and reconfiguring the public space to create leased retail opportunities on highly trafficked Sutter Street.

The Company funded the acquisition with existing corporate credit facility capacity generated by the recent disposition of the Westin Atlanta North. Following the transaction, the Company has $95 million of capacity on its corporate credit facility and owns 16 hotels unencumbered by mortgage debt.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,600 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.

Reconciliation of Estimated Net Income to Estimated EBITDA ($000s)

	2012 Forecast	2012 Period of Ownership	2013 Budget
Estimated Net Income	$1,135	$57	$1,430
Income Tax Expense	40	3	45
Depreciation Expense	975	140	975
Interest Expense	—	—	—

Estimated EBITDA	$2,150	$200	$2,450

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.